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                                                                    Exhibit 2.2

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

         FOURTH AMENDMENT TO RIGHTS AGREEMENT, dated as of April 8, 2003 ("Amendment"), to the rights agreement, dated as of August 1, 1995 (as amended through to the date hereof, the "Rights Agreement"), between Ramsay Youth Services Inc. (the successor to Ramsay Health Care, Inc., the "Company") and Wachovia Bank, N.A. (the successor to First Union National Bank of North Carolina, the "Rights Agent"). All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company believes it to be in the best interest of the Company and its stockholders to enter into an Agreement and Plan of Merger (the "Merger Agreement") among the Company, Psychiatric Solutions, Inc., a Delaware corporation ("Purchaser"), and PSI Acquisition Sub, Inc., a Delaware corporation (the "Merger Subsidiary"), which Merger Agreement provides for the merger of the Merger Subsidiary with and into the Company;

         WHEREAS, as a result of the foregoing, the Company desires that the transactions contemplated by the Merger Agreement, and the parties thereto be exempt from the provisions of the Rights Agreement;

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof;


         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

         Section 1.  AMENDMENTS TO SECTION 1 OF THE RIGHTS AGREEMENT.

         (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither Psychiatric Solutions, Inc. ("Purchaser") nor PSI Acquisition Sub, Inc. (the "Merger Subsidiary"), nor any of their Affiliates or Associates, shall become an Acquiring Person, either individually or collectively, by virtue of (A) the announcement of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") among the Company, the Purchaser and the Merger Subsidiary, (B) the acquisition of Common Shares of the Company pursuant to the Merger Agreement, (C) the execution and delivery of the Merger Agreement or (D) the consummation of the transactions contemplated by the Merger Agreement."

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         (b) The definition of "Distribution Date" in Section 1(g) of the Rights
Agreement is hereby amended to add the following paragraph at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither
(A) the announcement of the transactions contemplated by the Merger Agreement,
(B) the acquisition of Common Shares of the Company pursuant to the Merger Agreement, (C) the execution and delivery of the Merger Agreement, nor (D) the consummation of the transactions contemplated by the Merger Agreement, shall be deemed to cause a Distribution Date"

         (c) The definition of "Share Acquisition Date" in Section 1(l) of the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, neither
(A) the announcement of the transactions contemplated by the Merger Agreement,
(B) the acquisition of Common Shares of the Company pursuant to the Merger Agreement, (C) the execution and delivery of the Merger Agreement, nor (D) the consummation of the transactions contemplated by the Merger Agreement, shall be deemed to cause a Share Acquisition Date."

         Section 2. AMENDMENT TO SECTION 29 OF THE RIGHTS AGREEMENT. Section 29 of the Rights Agreement is hereby amended to add the following at the end thereof:

         "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement."

         Section 3. DEFINITION. The term "Agreement", as used in the Rights Agreement, shall be deemed to refer to the Rights Agreement as amended hereby.

         Section 4. FULL FORCE AND EFFECT. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

         Section 5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

         Section 6. COUNTERPARTS. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         Section 7. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be effected.

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


                                     RAMSAY YOUTH SERVICES INC.

                                     By:___________________________
                                     Name:
                                     Title:


                                     WACHOVIA BANK, N.A.

                                     By:___________________________
                                     Name:
                                     Title: